Exhibit 99.1
FOR IMMEDIATE RELEASE
Kaiser Aluminum Corporation Reports
Fourth Quarter and Full Year 2009 Financial Results
•	Fabricated Products Full Year Adjusted Operating Income of $91 Million

•	Improved Manufacturing Efficiencies and Underlying Cost Performance

•	Strong Operating Cash Flow and Increased Liquidity

•	Continued Investment for Future Growth and Competitive Strength
FOOTHILL RANCH, Calif., February 23, 2010 — Kaiser Aluminum Corporation (NASDAQ:KALU) today reported net income of $24 million and earnings per diluted share of $1.19 for the fourth quarter ended December 31, 2009. Excluding the positive impact of approximately $25 million of pre-tax, non-run-rate items, adjusted net income was $7 million and earnings per diluted share were $0.35 for the fourth quarter 2009.
For the full year 2009, the Company reported net income of $71 million compared to a reported net loss of $69 million for the full year 2008. Earnings per diluted share were $3.51 compared to a loss per diluted share of $3.45 for the years ended December 31, 2009 and 2008, respectively. The full year 2009 earnings results included approximately $56 million of pre-tax, non-run-rate gains compared to $207 million of pretax, non-run-rate losses in the prior year. Significant non-run-rate, non-cash mark-to-market gains on derivative positions in 2009 and losses in 2008 reflect the dramatic change in metal prices and currency rates year-over-year. In addition, non-run-rate losses in 2008 included a lower of cost or market inventory write-down driven by the severe decline in metal prices and the impairment of the investment in Anglesey Aluminium Limited. Excluding these pre-tax, non-run-rate items full year 2009 earnings per diluted share were $1.74 compared to an adjusted earnings per diluted share of $3.07 in 2008.
Fourth Quarter and Full Year Summary
“We executed well on our key priorities in 2009 and are pleased with our financial results considering the tough economic and market environment,” said Jack A. Hockema, President, CEO and Chairman. “Looking back on the year and the results we achieved, I am even more confident today that our business model is sound and that we are well positioned for future growth and profitability.”
Hockema continued, “Fabricated Products reported underlying operating income of $91 million for the full year 2009 and $23 million in the fourth quarter, with the latter reflecting a sequential increase consistent with the business outlook we provided last quarter. Although we experienced a significant decline in shipments year-over-year, our strong base load of contract business related to the Trentwood expansion mitigated the impact of lower demand. Lower energy related costs, significantly improved manufacturing efficiencies, and reductions in overhead costs further enhanced our overall cost structure and underlying operating income for the year.”
“We also continued to strengthen our financial and competitive position. During the year we generated approximately $130 million of cash from operations and working capital improvements and increased our net cash position by $66 million. We continued to focus on our long-term strategic objectives to be a low-cost producer and the supplier of choice. Our new portfolio of Kaiser Select® plate products for aerospace and general engineering applications further differentiates our product offering and provides our customers the opportunity to realize lower processing costs and enhanced end-product quality. Our investments to improve our quality, capability, cost effectiveness, and production capacity continued, and our new world-class extrusion plant in Kalamazoo has commenced billet casting and is on track to be fully operational in late 2010,” added Mr. Hockema.
Fourth Quarter and Full Year 2009 Consolidated Results
(Non GAAP, Unaudited)*
($mm, except per share amounts)

	Quarter			Full Year
	4Q09	3Q09	4Q08	2009	2008
Net Sales	$237	$252	$327	$987	$1,508

Operating Income (Loss) before NRR [1]
Fabricated Products	$23	$20	$25	$91	$142
All Other 2
Anglesey-related / Hedging	$(5)	$3	$15	$10	$20
Corporate	$(9)	$(10)	$(9)	$(38)	$(46)

Consolidated Operating Income before NRR [1,3]	$9	$13	$31	$63	$116

Non-Run-Rate Items	$25	$30	$(192)	$56	$(207)

Reported Operating Income (Loss) [3]	$34	$43	$(161)	$119	$(91)

Net Income (Loss)	$24	$23	$(108)	$71	$(69)

EPS (diluted, GAAP)	$1.19	$1.14	$(5.56)	$3.51	$(3.45)
Adjusted EPS [4]	$0.35	$0.27	$0.41	$1.74	$3.07

[1]	NRR = Non-Run-Rate, [2] Includes Primary/secondary metal sales and metal and GBP hedging

[3]	Totals may not sum due to rounding, [4] Estimated EPS excluding NRR items (net of tax)

*	Please refer to GAAP financial statements
The Company reported consolidated operating income of $34 million in the fourth quarter 2009 compared to $43 million in the third quarter 2009. Adjusted for non-run-rate items, consolidated operating income was $9 million for the fourth quarter 2009 compared to $13 million for the third quarter 2009, reflecting a sequential increase in Fabricated Products results offset by realized losses on hedging positions.
Consolidated operating income increased to $119 million for the full year 2009 from a reported consolidated operating loss of $91 million in 2008, reflecting significant non-cash, non-run-rate items, primarily related to mark-to-market gains and losses on our derivative positions due to dramatic changes in metal prices and currency rates year-over-year. Adjusted for non-run-rate items, consolidated operating income was $63 million for the year ended December 31, 2009, compared to operating income of $116 million for the prior year. The decline in operating income before non-run-rate items was primarily driven by the recessionary impact on net sales and the curtailment of the Anglesey smelter operations, and partially offset by improved manufacturing efficiencies and lower corporate and overhead costs during the year.
Consolidated net sales for the fourth quarter ended December 31, 2009 decreased approximately $15 million on a sequential basis to $237 million primarily reflecting lower shipments due to the curtailment of Anglesey’s smelting operations at the end of the third quarter 2009. For the full year 2009, consolidated net sales were $987 million compared to $1,508 million reported in 2008. The decrease reflects lower Fabricated Products shipments due to materially weaker economic and market conditions, lower shipments due to the curtailment of Anglesey’s smelting operations, and the impact of significantly lower underlying metal prices compared to the prior year.

Change in Reporting
As previously announced Anglesey fully curtailed its smelting operations as of the end of the third quarter 2009 and commenced operations as a remelt and casting facility. Accordingly, while the Company continues to reflect Fabricated Products as a separate business segment, Anglesey related activities, hedging activities and corporate and other expenses not otherwise allocated to operations, are now reported within All Other. Prior periods have been recast to reflect this change in reporting.
Fabricated Products Segment Results
(Non GAAP, Unaudited)*
($mm, except per pound amounts)

	Quarter			Full Year
	4Q09	3Q09	4Q08	2009	2008
Shipments (lbs, mm)	112	106	123	429	559

Value Added Revenue	$129	$119	$163	$513	$673

Net Sales	$236	$215	$294	$897	$1,337

Average Realized Price ($/lb)
Metal Price[1]	$0.97	$0.91	$1.06	$0.89	$1.19
Value Added Revenue[2]	$1.14	$1.12	$1.33	$1.20	$1.20

Total	$2.11	$2.03	$2.39	$2.09	$2.39

Operating Income before NRR[3]	$23	$20	$25	$91	$142

Non-Run-Rate Items	$(4)	$7	$(74)	$(13)	$(89)

Reported Operating Income[4]	$19	$26	$(49)	$78	$54

[1]	Hedged cost of alloyed metal, [2] Value Added Revenue = Net Sales - Metal Price

[3]	NRR = Non-Run-Rate, [4] Totals may not sum due to rounding

*	Please refer to GAAP financial statements
The Fabricated Products segment reported operating income of approximately $19 million in the fourth quarter 2009, down sequentially from $26 million reported in the third quarter 2009. However, operating income excluding non-run-rate items increased sequentially to $23 million on higher shipments of aerospace and high strength products.
For the full year ended December 31, 2009, Fabricated Products reported operating income of $78 million compared to $54 million in the prior year. Excluding non-run-rate items, operating income was $91 million in 2009 compared to $142 million in the prior year. Lower operating income was driven by a significant decline in overall shipments cushioned by the Company’s strong base load of contract business. Additionally, operating income was favorably impacted by approximately $25 million due to lower energy and freight costs and approximately $17 million from improved manufacturing efficiencies and overhead cost reductions during the year.

Corporate Highlights
During the year the Company continued to strengthen its liquidity position with strong operating cash flows and significant reductions in inventory levels. As a result, the Company was able to internally fund its strategic investments to improve cost and product quality and enhance product availability, including the new Kalamazoo, Michigan extrusion facility. In addition, the Company maintained its quarterly dividend program throughout the year and returned approximately $20 million in cash to its shareholders. At December 31, 2009, total cash and borrowing availability exceeded $190 million.
Strategic capital spending in 2010 includes the completion of the Kalamazoo project as well as other investments for operating efficiencies throughout the Company’s operations.
Outlook
“We anticipate ongoing challenges in 2010 as the weak global economy slowly continues its recovery. While we are optimistic that the destocking of service center inventories for aerospace applications has largely abated, we expect increased destocking by airframe manufacturers as they continue to work through their inventory overhang. The net effect is that we anticipate our shipments for aerospace and high strength applications over the next six months to be slightly improved from the pace set during the last nine months of 2009,” said Mr. Hockema. “We also anticipate that the gradual recovery in demand throughout the supply chain will continue its trend from the past nine months, allowing for steadily improving shipments for general engineering, automotive and other industrial applications.”
“Longer term, the fundamentals for our business remain solid. The full benefit of the Trentwood expansion has yet to be realized due to soft market conditions, and the Kalamazoo investment is the next significant step to enhance our positioning as a low-cost producer. In addition, Kalamazoo will provide capacity to enable profitable automotive sales growth driven by increasing demand for aluminum extrusions to achieve more fuel-efficient vehicles. Completion of the Kalamazoo facility, along with other significant capital investments we have made the past few years, rounds out our platform of focused facilities positioned as low-cost producers and suppliers of choice for aerospace and defense, general engineering and automotive applications. With attractive markets and financial and competitive strength we are well-positioned to capitalize on new opportunities as the market recovers,” concluded Mr. Hockema.
Conference Call
Kaiser Aluminum Corporation will host a conference call on February 24, 2010, at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss fourth quarter and full year 2009 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (888) 312-3047, and accessed internationally at (719) 457-2606. A link to the simultaneous web cast can be accessed on the Company’s website at http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the start of the call. An audio archive will be available on the Company’s website following the call.
Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, general engineering, and custom automotive and industrial applications. The Company’s North American facilities produce value-added sheet, plate, extrusions, forgings, rod, bar and tube products, adhering to traditions of quality, innovation and service that have been key components of our culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index. For more information, please visit www.kaiseraluminum.com.

Non-GAAP Financial Measures
This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.
The non-GAAP financial measures used within this earnings release are operating profit, net income and earnings per diluted share, excluding non-run-rate and non-operating gains and losses. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors.
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This press release contains statements based on management’s current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties and actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) disruption in global financial markets that have reduced the liquidity available to the Company’s customers and the purchasers of products that materially affect demand for the Company’s materials, including commercial airlines; (b) risk and exposure to the impact of non-performance by banks committed to provide financing, hedging counterparties, insurers, customers and suppliers; (c) reduced customer demand under existing contracts resulting in customers limiting purchases to contractual minimum volumes or seeking relief from contractual obligations; (d) risk that customers and suppliers may liquidate or seek protection under federal bankruptcy laws and reject existing contractual commitments; (e) pressure to reduce defense spending and demand for the Company’s products used in defense applications as the U.S. and other governments are faced with competing national priorities; (f) changes in the markets served by the Company, including aerospace, defense, general engineering, automotive, distribution and other markets, including changes impacting the volume, price or mix of products sold by the Company and the Company’s ability to flex production consistent with changing demand levels; (g) the Company’s ability to lower energy costs, realize manufacturing efficiencies and complete its expansion and organic growth projects, equipment and facility upgrades to improve manufacturing and cost efficiencies and product expansions as planned and by targeted completion dates; and (h) other risk factors summarized in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2009. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. All information in this release is as of the date of the release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED INCOME (1) (2)
(Unaudited)
(In millions of dollars except share and per share amounts)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net sales	$237.0	$326.5	$987.0	$1,508.2

Costs and expenses:
Cost of products sold:
Cost of products sold, excluding depreciation, amortization and other items	182.2	356.5	766.4	1,400.7
Lower of cost or market inventory write-down	—	65.5	9.3	65.5
Impairment of investment in Anglesey	—	37.8	1.8	37.8
Restructuring costs and other charges	(1.0)	8.8	5.4	8.8
Depreciation and amortization	4.1	3.9	16.4	14.7
Selling, administrative, research and development, and general	17.8	14.8	69.9	73.1
Other operating benefits, net	—	(.2)	(.9)	(1.4)

Total costs and expenses	203.1	487.1	868.3	1,599.2

Operating income (loss)	33.9	(160.6)	118.7	(91.0)
Other income (expense):
Interest income (expense)	.6	(.2)	—	(1.0)
Other (expense) income, net	(.1)	(.3)	(.1)	.7

Income (loss) before income taxes	34.4	(161.1)	118.6	(91.3)
Income tax (provision) benefit	(10.3)	52.8	(48.1)	22.8

Net income (loss)	$24.1	$(108.3)	$70.5	$(68.5)

Net income (loss) available to common stockholders (3)	$23.9	$(108.3)	$68.9	$(68.9)

Earnings per share — Basic (3):
Net income (loss) per share	$1.20	$(5.56)	$3.51	$(3.45)

Earnings per share — Diluted (3):
Net income (loss) per share	$1.19	$(5.56)	$3.51	$(3.45)

Weighted-average number of common shares outstanding (000):
Basic	20,022	19,490	19,639	19,980

Diluted	20,186	19,490	19,639	19,980

(1)	The consolidated financial statements include the statements of the Company and its wholly owned subsidiaries and a 49% interest in Anglesey Aluminium Limited (“Anglesey”), which operated as an aluminum smelter until September 30, 2009 and, following that date, remelts and casts secondary aluminum.

(2)	Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, for additional detail regarding the items in the table.

(3)	All of the Company’s unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are treated as participating securities and affect the computation of net income (loss) available to common stockholders and earnings per share pursuant to the two-class method in accordance with accounting requirements that became effective in 2009. Earnings per share data for the quarter and year ended December 31, 2008 were retrospectively adjusted, to apply the two-class method, as required by the new requirements.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
SELECTED OPERATIONAL AND FINANCIAL INFORMATION (1) (2)
(Unaudited)
(In millions of dollars except shipments and average realized third-party sales price)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Shipments (millions of pounds):
Fabricated Products	112.4	122.9	428.5	558.5
All Other (3)	—	35.1	113.9	133.1

	112.4	158.0	542.4	691.6

Average Realized Third Party Sales Price (per pound):
Fabricated Products	$2.10	$2.39	$2.09	$2.39
All Other (3) (4)	—	$.94	$.79	$1.29
Net Sales:
Fabricated Products	$236.3	$293.5	$897.1	$1,336.8
All Other (3) (4)	.7	33.0	89.9	171.4

Total Net Sales	$237.0	$326.5	$987.0	$1,508.2
Segment Operating Income (Loss):
Fabricated Products	$19.2	$(48.8)	$78.2	$53.5
All Other (3)	14.7	(111.8)	40.5	(144.5)

Total Operating Income (Loss)	$33.9	$(160.6)	$118.7	$(91.0)

Net Income (Loss)	$24.1	$(108.3)	$70.5	$(68.5)

Capital Expenditures, net of change in accounts payable	$8.2	$32.2	$59.2	$93.2

(1)	The consolidated financial statements include the statements of the Company and its wholly owned subsidiaries and a 49% interest in Anglesey Aluminium Limited (“Anglesey”), which operated as an aluminum smelter until September 30, 2009 and, following that date, remelts and casts secondary aluminum.

(2)	Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, for additional detail regarding the items in the table.

(3)	All Other is comprised of i) Anglesey-related activities, including primary aluminum production prior to September 30, 2009 and secondary aluminum production thereafter, (ii) hedging activities in respect of our exposure to primary aluminum price risk and our exposure to British Pound Sterling exchange rate risk relating to Anglesey’s smelting operations through September 30, 2009, and (iii) corporate and other activities, the expenses of which are not allocated to other business units.

(4)	Sales of primary aluminum from Anglesey’s smelting operations were recorded on a gross basis due to the significant risks of inventory loss and, metal price and foreign currency exchange rate fluctuation. During the fourth quarter of 2009, these risks were largely eliminated under Anglesey’s remelt operations and accordingly, the Company records sales of secondary aluminum products net of cost of sales in the fourth quarter. The Company did not recognize any net revenue relating to sales of secondary aluminum products in the fourth quarter of 2009. Average realized third party sales price per pound for All Other for the quarter ended December 31, 2009 is not comparable to the prior period.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS (1) (2)
(Unaudited)
(In millions of dollars, except share amount)

	December 31,	December 31,
	2009	2008
ASSETS
Current assets (3)	$300.7	$428.7
Property, plant, and equipment — net	338.9	296.7
Net asset in respect of VEBA	127.5	56.2
Deferred tax assets — net	277.2	313.3
Other assets	41.2	50.5

Total	$1,085.5	$1,145.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (4)	$123.2	$235.0
Net liability in respect of VEBA	.3	14.0
Long-term liabilities	53.7	65.3
Revolving credit facility and other long-term debt	7.1	43.0

	184.3	357.3

Stockholders’ equity:
Common stock	.2	.2
Additional capital	967.8	958.6
Retained earnings	85.0	34.1
Common stock owned by Union VEBA subject to transfer restrictions, at reorganization value	(116.4)	(116.4)
Treasury stock, at cost, 572,706 shares at both December 31, 2009 and December 31, 2008	(28.1)	(28.1)
Accumulated other comprehensive loss	(7.3)	(60.3)

Total stockholders’ equity	901.2	788.1

Total	$1,085.5	$1,145.4

(1)	The consolidated financial statements include the statements of the Company and its wholly owned subsidiaries and a 49% interest in Anglesey Aluminium Limited (“Anglesey”), which operated as an aluminum smelter until September 30, 2009 and, following that date, remelts and casts secondary aluminum.

(2)	Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for additional detail regarding the items in the table.

(3)	Primarily includes Cash and cash equivalents of $30.3 and $.2, Inventories of $125.2 and $172.3, net Trade receivables of $83.7 and $98.5, and prepaid expenses and other current assets of $59.1 and $128.4 at December 31, 2009, and December 31, 2008, respectively.

(4)	Primarily includes Accounts payable of $49.0 and $52.4, Accrued salaries, wages and related expenses of $33.1 and $41.2 and Other accrued liabilities of $32.1 and $113.9 at December 31, 2009, and December 31, 2008, respectively.

Reconciliation of Non-GAAP
The following table presents a reconciliation of non-GAAP measures presented in the earnings release for the quarter ended December 31, 2009:

	Fabricated
	Products	All Other	Consolidated
GAAP operating income	$19.2	$14.7	$33.9
Mark-to-market (loss) gain	(.5)	31.6	31.1
Restructuring costs and other charges	.9	—	.9
Other non-run-rate items (1)	(4.3)	(3.0)	(7.3)

Total non-run-rate adjustments	(3.9)	28.6	24.7

Operating income (loss), excluding non-run-rate items	$23.1	$(13.9)	$9.2

GAAP net income			$24.1

Total non-run-rate adjustments (net of tax)			(16.9)

Net income, excluding non-run-rate adjustments (net of tax)			$7.2

Diluted earnings per share (GAAP)			$1.19

Diluted earnings per share, excluding non-run-rate items			$.35

(1)	Other non-run-rate items represent non-cash LIFO charges, metal gains, and pre-emergence related environmental costs for the Fabricated Products segment and primarily non-cash net periodic benefit costs related to the VEBAs for All Other.

Reconciliation of Non-GAAP Measures
The following table presents a reconciliation of non-GAAP measures presented in the earnings release for the year ended December 31, 2009:

	Fabricated
	Products	All Other	Consolidated
GAAP operating income	$78.2	$40.5	$118.7
Mark-to-market gain	4.9	75.6	80.5
Restructuring costs and other charges	(4.5)	(.9)	(5.4)
Other non-run-rate items (1)	(13.2)	(6.1)	(19.3)

Total non-run-rate adjustments	(12.8)	68.6	55.8

Operating income (loss), excluding non-run-rate items	$91.0	$(28.1)	$62.9

GAAP net income			$70.5

Total non-run-rate adjustments (net of tax)			(34.7)

Net income, excluding non-run-rate adjustments (net of tax)			$35.8

Diluted earnings per share (GAAP)			$3.51

Diluted earnings per share, excluding non-run-rate items			$1.74

(1)	Other non-run-rate items represent non-cash LIFO charges, metal gains, lower of cost or market inventory write-down, and pre-emergence related environmental costs for the Fabricated Products segment and primarily non-cash net periodic benefit costs related to the VEBAs for All Other.
Investor Relations Contact:
Melinda C. Ellsworth
Kaiser Aluminum
(949) 614-1757
Public Relations Contact:
Dave Quast
FD
(646) 421-5341